Exhibit B, 26(ii)

RATIFICATION AND JOINDER AGREEMENT

        THIS RATIFICATION AND JOINDER AGREEMENT is entered into as of September 1, 2002 by and among Seneca Resources Corporation, a Pennsylvania corporation (“Seneca”), Elkhorn Operating Company, an Oklahoma corporation (“Elkhorn”), and Five Oaks, Inc., an Oklahoma corporation (“Five Oaks”).

        WHEREAS, Elkhorn, Five Oaks and Tenneco Gas Processing Company entered into that certain Roystone Gas Processing Plant Facility Construction, Ownership and Operating Agreement dated as of November 1, 1994 (the “Operating Agreement”); and

        WHEREAS, Upstate Energy Inc., a New York corporation ("Upstate"), is the assignee of El Paso Field Services Company, the successor in interest to EPEC Gas Processing Company and Tenneco Gas Processing Company; and

        WHEREAS, as of the date hereof, Seneca will acquire from Upstate (i) an undivided fifty percent (50%) interest in the Roystone Gas Processing Plant and (ii) Upstate’s interests in certain contracts related thereto, as more fully described in that certain Purchase and Sale Agreement between Seneca and Upstate dated as of the date hereof; and

        WHEREAS, Upstate, Five Oaks and National Fuel Gas Supply Corporation (“Supply”) entered into a Gas Processing Contract dated as of October 17, 1994, as amended by two letter agreements dated as of October 17, 1994, an additional letter agreement dated July 10, 1998 and an amendment dated August 1, 1998 (collectively, the “1994 Gas Processing Contract”); and

        WHEREAS, certain provisions of the 1994 Gas Processing Contract relating to environmental and indemnification obligations remain in effect; and

        WHEREAS, Upstate (as assignee of El Paso Field Services Company, the successor in interest to EPEC Gas Processing Company and Tenneco Gas Processing Company), Five Oaks and Supply entered into a Facility Land Lease and Easement Agreement dated as of October 17, 1994, as amended on August 1, 1998 (collectively, the “Lease”);

        NOW, THEREFORE, for good and valuable consideration of the mutual promises exchanged herein, Seneca hereby agrees with Elkhorn and Five Oaks as follows:

1.	Seneca hereby ratifies, adopts and approves the terms of the Operating Agreement, the 1994 Gas Processing Contract and the Lease.

2.	Elkhorn and Five Oaks hereby consent, for all purposes, to the substitution of Seneca for Upstate with respect to the Operating Agreement, the 1994 Gas Processing Contract and the Lease.

3.	This Ratification and Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Ratification and Joinder Agreement as of the date first written above.

SENECA RESOURCES CORPORATION

By: /s/ James A. Beck
Name: James A. Beck
Title: President

ELKHORN OPERATING COMPANY
By: /s/ Jack L. Bentley
Name: Jack L. Bentley
Title: Secretary/Treasurer

FIVE OAKS, INC.
By: /s/ Jack L. Bentley
Name: Jack L. Bentley
Title: Secretary/Treasurer